Exhibit 3.1

ARTICLES OF AMENDMENT TO THE AMENDED AND RESTATED
 ARTICLES OF INCORPORATION
OF
 HUNTER MARITIME ACQUISITION CORP.
PURSUANT TO SECTION 90 OF THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

1.
The undersigned, being a duly authorized officer of HUNTER MARITIME ACQUISITION CORP. (the "Corporation"), a corporation existing under the laws of the Republic of the Marshall Islands, does hereby certify as follows:

2.	The name of the Corporation is Hunter Maritime Acquisition Corp.

3.
The Corporation's Articles of Incorporation were filed in the Office of the Registrar of Corporations of the Republic of the Marshall Islands on June 24, 2016 and the Corporation's Amended and Restated Articles of Incorporation were filed in the Office of the Registrar of Corporations of the Republic of the Marshall Islands on November 14, 2016.

4.	This Amendment to the Amended and Restated Articles of Incorporation amends the Amended and Restated Articles of Incorporation of the Corporation.

5.
This Amendment to the Amended and Restated Articles of Incorporation was duly adopted by the affirmative vote of the holders of at least two-thirds of all then outstanding shares of common stock of the Company in accordance with the provisions of Section 72 of Division 9 of the Republic of the Marshall Islands Business Corporations Act (the "BCA") and Section 9.1(a) of Article IX.

6.	The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

7.
(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form F-1, as initially filed with the U.S. Securities and Exchange Commission (the "Commission") on October 11, 2016, as thereafter amended (the "Registration Statement"), shall be deposited in a trust account or escrow account (the "Trust Account"), established for the benefit of the Public Shareholders (as defined below) pursuant to that certain Investment Management Trust Agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes and for working capital expenses, none of the funds held in the Trust Account will be released from the Trust Account until the earlier of (i) the completion of the initial Business Combination, (ii) the redemption of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by April 23, 2019, subject to applicable law, or (iii) the redemption of the Offering Shares properly submitted in connection with a shareholder vote to approve an amendment to our Amended and Restated Articles of Incorporation that would affect the substance or timing of the Corporation's obligation to redeem 100% of the Offering Shares if the Corporation has not consummated an initial Business Combination by April 23, 2019. Holders of shares of the Corporation's Common Stock included as part of the units sold in the Offering (the "Offering Shares") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such shareholders are affiliates of the Corporation's sponsor, CMB NV (the "Sponsor"), or officers or directors of the Corporation) are referred to herein as "Public Shareholders."

8.	The text of Section 9.2(d) of Article IX is hereby amended and restated to read in full as follows:

(d) In the event that the Corporation has not consummated a Business Combination by April 23, 2019, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter redeem the Offering Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable and any amounts released to the Corporation to fund working capital requirements), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish Public Shareholders' rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board of Directors in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Corporation's obligations under the BCA to provide for claims of creditors and other requirements of applicable law.

9.	The text of Section 9.7 of Article IX is hereby amended and restated to read in full as follows:

Section 9.7  Additional Redemption Rights.  If, in accordance with Section 9.1(a), any amendment is made to Section 9.2(d) that would affect the substance or timing of the Corporation's obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination by April 23, 2019, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and any amounts released to fund working capital requirements), divided by the number of then outstanding Offering Shares. The Corporation's ability to provide such opportunity is subject to the Redemption Limitation.

IN WITNESS WHEREOF, I have signed this Amendment to the Amended and Restated Articles of Incorporation this 9th day of November, 2018.

/s/ Ludovic Saverys
Name: Ludovic Saverys
Title: Chief Financial Officer